Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of our report dated March 31, 2023, relating to the consolidated financial statements of Molekule Group, Inc. (fka AeroClean Technologies, Inc.) and Subsidiary  as of December 31, 2022 and 2021 and for the years then ended. Our report contains an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern. We also consent to the use of our name as it appears under the caption “Experts” in this Registration Statement.

/s/ Citrin Cooperman & Company, LLP

New York, New York

June 14, 2023